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                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*


                        Advanced Energy Industries, Inc.
-----------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $0.001 par value
-----------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  007973 10 0
-----------------------------------------------------------------------------
                                 (CUSIP Number)

                                OCTOBER 26, 2000
-----------------------------------------------------------------------------
          (Date of Event Which Requires Filing of this Statement)

   Check the appropriate box to designate the rule pursuant to which this
   Schedule is Filed:

   [ ] Rule 13d-1(b)

   [ ] Rule 13d-1(c)

   [X] Rule 13d-1(d)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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CUSIP No. 007973 10 0                     13G                 Page 2 of 4 Pages



--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Douglas S. Schatz
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
      (a) [ ]

      (b) [ ]
--------------------------------------------------------------------------------
 3    SEC USE ONLY


--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

          NUMBER OF                  11,157,782

           SHARES              -------------------------------------------------
                               6     SHARED VOTING POWER
        BENEFICIALLY
                                     180,000
          OWNED BY
                               ------------------------------------------------
            EACH               7     SOLE DISPOSITIVE POWER

          REPORTING                  11,157,782

           PERSON              ------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
            WITH
                                     180,000

-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      11,337,782

--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (See Instructions)

      [ ]
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      36.0%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (See Instructions)

      IN

--------------------------------------------------------------------------------
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                                          13G                 Page 3 of 4 Pages

Item 1.    (a).    Name of Issuer:


                   Advanced Energy Industries, Inc.

           (b).    Address of Issuer's Principal Executive Offices:


                   1625 Sharp Point Drive
                   Fort Collins, CO 80525

Item 2.    (a).    Name of Person Filing:


                   Douglas S. Schatz

           (b).    Address of Principal Business Office or, if none, Residence:


                   1625 Sharp Point Drive
                   Fort Collins, CO 80525

           (c).    Citizenship


                   United States

           (d).    Title of Class of Securities:


                   Common Stock, $0.001 par value

           (e).    CUSIP Number:

                   007973 10 0

Item 3.    If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) or
           (c), check whether the person filing is a:


                   Not applicable

           (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

           (b) [ ] Bank as defined in section 3(a)(6) of the Act (15
                   U.S.C 78c).

           (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

           (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

           (e) [ ] An investment adviser in accordance with Rule
                   13d-1(b)(1)(ii)(E);

           (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

           (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G)

           (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

           (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

           (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


Item 4.            Ownership.

           (a).    Amount Beneficially Owned:


                   11,337,782 shares

           (b).    Percent of Class:


                   36.0%

                                          13G                 Page 4 of 4 Pages


           (c).    Number of shares as to which the person has:

                   (i)      Sole power to vote or to direct the vote 11,157,782.

                   (ii)     Shared power to vote or to direct the vote 180,000.

                   (iii) Sole power to dispose or to direct the disposition of 11,157,782.

                   (iv) Shared power to dispose or to direct the disposition of 180,000.

INSTRUCTION. For computations regarding securities which represent a right to acquire an underlying security SEE Rule 13d3(d)(1).

           Mr. Schatz is a trustee of a charitable foundation that is the record holder of 180,000 shares of common stock of the issuer. The three other trustees of the charitable foundation are members of Mr. Schatz' immediate family. Accordingly, Mr. Schatz may be deemed to share with the other trustees voting and dispositive power with respect to the charitable foundation's 180,000 shares. Mr. Schatz disclaims beneficial ownership of the shares held by the charitable foundation.

Item 5.      Ownership of Five Percent or Less of a Class:

             Not applicable

             If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]

INSTRUCTION: Dissolution of a group requires a response to this item.


Item 6.      Ownership of More than Five Percent on Behalf of Another Person.

             Not applicable


Item 7. Identification and Classification of Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

             Not applicable


Item 8.      Identification and Classification of Members of the Group:

             Not applicable


Item 9.      Notice of Dissolution of Group:

             Not applicable


Item 10.     Certification:

             Not applicable

             (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

                   By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

             (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

                   By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                   Signature: After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                               2/12/01
                                               ------------------------
                                               Date:

                                               /s/ DOUGLAS S. SCHATZ
                                               ------------------------
                                               Signature:

                                               DOUGLAS S. SCHATZ
                                               ------------------------
                                               Name/Title: